Exhibit 99.1

CONTACT INFORMATION:

INVESTORS and MEDIA:
Julie Tracy Sr. Vice President, Chief Communications Officer ev3 Inc. (949) 680-1375 jtracy@ev3.net ev3 Inc. Reports Second Quarter 2008 Financial Results
Total Product Revenue in 2008 Expected to Increase Based on Strong Second Quarter Results
ev3 and Merck Research Collaboration Terminated
Full-Year 2008 Guidance Remains Unchanged
PLYMOUTH, Minn. – July 28, 2008 – ev3 Inc. (NASDAQ: EVVV), a global endovascular device company, today reported financial results for its fiscal second quarter of 2008 and its updated financial guidance for 2008.
ev3’s net sales were $107.7 million in the second quarter of 2008 representing a 65% increase over the same quarter of the prior year and a 6% increase over the first quarter of 2008. Legacy ev3 peripheral vascular and neurovascular net sales, excluding atherectomy and research collaboration related revenues, increased 17% in the second quarter of 2008 compared to the prior year quarter. Atherectomy net sales increased 10% on a sequential basis in the second quarter of 2008 compared to the first quarter of 2008.
Robert Palmisano, president and chief executive officer of ev3 Inc., commented, “I am pleased to report strong second quarter results for the company, which exceeded our expectations. Our stronger than anticipated sales results were driven by the increased productivity we are seeing from our U.S. peripheral vascular sales organization, continued improvement in atherectomy product sales and expansion in our neurovascular and international businesses.”
Palmisano continued, “We were encouraged to see a double-digit sequential quarter increase in our atherectomy net sales, and believe that our efforts to expand the body of clinical evidence and generate awareness in the referring physician community will be important factors in expanding the role of our atherectomy products in the treatment of peripheral artery disease in the U.S. We are particularly pleased by the growing interest in atherectomy shown by endovascular specialists outside the U.S., providing the company another avenue for growth.”
ev3 also reported that its collaboration and license agreement with Merck & Co., Inc. has been terminated. As a result of the termination, ev3 anticipates that Merck collaboration related revenues will be approximately $4.1 million in the second half of 2008. ev3 also recorded a one-time non-cash impairment charge related to the contract termination of approximately $10.5 million in the second quarter of 2008.

Palmisano commented further, “Due to the strong performance of our business and our expectations for the remainder of the year, we are maintaining our full-year 2008 guidance despite the termination of the Merck agreement that was reported earlier today. Over the last several months, we have been actively engaged with Merck and had fully expected to renegotiate the terms of the agreement. Although Merck’s decision to terminate the agreement was unexpected, the research collaboration was not a vital, strategic program for ev3. We are encouraged by the growing momentum in our peripheral vascular division, including the recovery of our U.S. atherectomy business, as well as the continued strong performance of our neurovascular and international businesses.”
ev3’s net loss for the second quarter of 2008 increased to $27.4 million compared to $11.9 million in the second quarter of 2007. ev3’s net loss per common share was $0.26 for the second quarter of 2008 compared to a net loss per share of $0.20 in the second quarter of 2007. Total weighted average common shares outstanding used in the per share calculations were 104.2 million and 59.5 million for the second quarter of 2008 and 2007, respectively.
ev3’s earnings before interest, taxes, depreciation and amortization (EBITDA), excluding charges for non-cash stock-based compensation of $3.9 million and a one-time, non-cash $10.5 million impairment charge related to the termination of ev3’s collaboration and license agreement with Merck reported earlier today, was a negative $1.6 million in the second quarter of 2008, compared to a negative $3.5 million in the second quarter of 2007. ev3 uses the non-GAAP financial measure, EBITDA, excluding charges for non-cash stock-based compensation and the research collaboration asset impairment, and certain other non-GAAP financial measures, as supplemental measures of performance and believes that these measures facilitate operating performance comparisons from period to period and company to company. EBITDA, excluding charges for non-cash stock-based compensation and the research collaboration asset impairment, for the second quarter of 2008 and 2007 are reconciled to ev3’s net loss for the respective periods immediately following the detail of net sales by geography later in this press release.
Second Quarter Business Highlights
During the second quarter of 2008, ev3 reported the following business highlights:
•	Received approval from the U.S. Food & Drug Administration on a clinical trial IDE (Investigational Device Exemption) to study RockHawk and SpiderFX for endovascular use

•	Completed co-marketing agreement with BioMedix Vascular Solutions Inc. for marketing activities in the U.S. to increase awareness, diagnosis, and treatment of peripheral vascular disease

•	Implanted first EverFlex 200mm stent in the DURABILITY II IDE study, representing the first time a stent over 150mm has been implanted clinically in the U.S.

•	Completed initial European clinical cases as part of physician preference test for new EverCross PTA balloon catheters

•	Enrolled first patient in RACER (Researching Axium Coiling Experience and Recanalization) U.S. post-market study for the Axium coil

•	Substantially completed consolidation of the Redwood City manufacturing operations into existing Irvine, CA and Plymouth, MN facilities

Sales Review
Peripheral vascular segment net sales in the second quarter of 2008 increased 74% to $70.8 million versus $40.6 million in the second quarter of 2007. Excluding atherectomy revenue of $24.9 million, peripheral vascular sales increased 13% to $45.9 million in the second quarter of 2008 versus $40.6 million in the second quarter of 2007. Stent product sales increased 22% to $27.1 million from $22.2 million. Thrombectomy and embolic protection product sales decreased 16% to $7.1 million from $8.4 million, primarily due to an embolic protection device stocking order from Volcano in the second quarter of 2007, while sales of procedural support and other peripheral vascular products increased 16% to $11.7 million from $10.0 million.
In the second quarter of 2008, ev3’s neurovascular segment net sales increased 24% to $30.7 million versus $24.8 million in the second quarter of 2007.  Within the neurovascular business segment, sales of embolic products increased 36% to $17.4 million from $12.8 million, and sales of neurovascular access and delivery products were up 11% to $13.3 million from $12.0 million. The primary growth drivers for the neurovascular segment were the Axium coil and the continued market penetration of the Onyx Liquid Embolic System for the treatment of brain arterio-venous malformations (AVMs).
Research collaboration revenue resulting from ev3’s former collaboration and license agreement with Merck was $6.2 million for the second quarter of 2008.
On a geographic basis, when compared to the second quarter of 2007, ev3’s second quarter 2008 U.S. net sales increased 82% to $71.8 million, while second quarter 2008 international net sales increased 39% to $35.9 million, over the prior-year quarter. ev3’s second quarter 2008 U.S. net sales increase was primarily due to the FoxHollow acquisition. International sales growth was primarily due to the launch of the Axium coil and further market penetration of the EverFlex family of stents. Changes in foreign currency exchange rates had a positive impact of approximately $3.4 million on second quarter 2008 net sales compared to the second quarter of 2007.
An investor presentation summarizing the company’s second quarter 2008 results is available at http://ir.ev3.net.
Outlook
ev3 expects fiscal year 2008 net sales to remain in the range of $425 to $430 million consisting of $408 to $413 million of product net sales and $16.5 million of research collaboration revenue. Full-year revenue guidance represents an increase in total product revenue guidance from a range of $400 to $405 million to a range of $408 to $413 million. ev3 expects fiscal year 2008 earnings per share, as adjusted to be in the range of $0.00 to $0.05 per diluted share based on approximately 104 million of outstanding shares. Earnings per share, as adjusted does not include pre-tax charges for amortization expense of approximately $30.0 million, non-cash stock-based compensation of approximately $15.5 million and the $10.5 million non-cash impairment charge related to the termination of ev3’s collaboration and license agreement with Merck.
The company expects third quarter 2008 net sales to be in the range of $104 to $106 million consisting of $100 to $102 million of product net sales and $4.1 million of research collaboration revenue and net (loss) earnings per share, as adjusted to be in the range of $(0.02) to $0.01 per diluted share based on approximately 104 million of outstanding shares. Net earnings per share, as adjusted does not include pre-tax charges for amortization expense of approximately $7.0 million and non-cash stock-based compensation of approximately $3.4 million.
Earnings Call Information
ev3 will host a conference call tomorrow, July 29, 2008, beginning at 7:30 a.m. Central Time (8:30 a.m. Eastern Time) to review its results of operations for the second quarter of 2008 and future outlook, followed by a question and answer session.
The conference call will be available to interested parties through a live audio webcast at http://ir.ev3.net, where it will be archived and accessible for approximately 90 days. The live dial-in number for the call is 888-679-8033 (U.S.) or 617-213-4846 (International). The participant passcode is 64950600.
If you do not have access to the Internet and want to listen to an audio replay of the conference call, dial 888-286-8010 (U.S.) or 617-801-6888 (International) and enter passcode 10431647. The audio replay will be available beginning at 9:30 a.m. Central Time on Tuesday, July 29, 2008 until Tuesday, August 5, 2008.
About ev3 Inc.
Since its founding in 2000, ev3 has been dedicated to developing innovative, breakthrough and clinically proven technologies and solutions for the treatment of lower extremity vascular and neurovascular diseases. ev3’s products are used by endovascular specialists to treat a wide range of peripheral vascular and neurovascular diseases and disorders. The company offers a comprehensive portfolio of treatment options, including the primary interventional technologies used today – peripheral angioplasty balloons, stents, plaque excision systems, embolic protection devices, liquid embolics, embolization coils, thrombectomy catheters and occlusion balloons. More information about the company and its products can be found at www.ev3.net.
ev3, the ev3 logo, Axium, Onyx, EverFlex, EverCross, FoxHollow, SilverHawk and RockHawk are trademarks of ev3 Inc., registered in the U.S. and other countries. All trademarks and trade names referred to in this press release are the property of their respective owners.
Forward-Looking Statements
Statements contained in this press release that are not historical information are forward-looking statements as defined within the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about future financial and operating results and business strategies and other statements identified by words such as “expect,” “anticipate,” “intend,” “will,” “may,” “believe,” “could,” “outlook,” “guidance,” or words of similar meaning and any other statements that are not historical facts. Such forward-looking statements are based upon the current beliefs and expectations of ev3’s management and are inherently subject to risks and uncertainties that could cause actual results to differ materially from those projected or implied. Such potential risks and uncertainties include, but are not limited to, in no particular order: the failure to achieve profitability within expected time periods, the effect of the termination of ev3’s collaboration and license agreement with Merck & Co, Inc., the failure to realize revenue synergies and cost-savings from ev3’s acquisition of FoxHollow, the closure of its Redwood City facility or delay in realization thereof; the businesses of ev3 and FoxHollow not being integrated successfully, or such integration taking longer or being more difficult, time-consuming or costly to accomplish than expected; the impact of competitive products and pricing; changes in the regulatory environment; availability of third party reimbursement; potential margin pressure resulting from volume selling, as well as potential adverse effects on future product demand resulting from volume purchases; delays in regulatory approvals and the introduction of new products; market acceptance of new products and success of clinical testing. More detailed information on these and additional factors which could affect ev3’s operating and financial results is described in the company’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly report on Form 10-Q. ev3 Inc. urges all interested parties to read this report to gain a better understanding of the many business and other risks that the company faces. Additionally, ev3 undertakes no obligation to publicly release the results of any revisions to these forward-looking statements, which may be made to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events.
Use of Non-GAAP Financial Measures
In addition to financial measures prepared in accordance with generally accepted accounting principles (GAAP), ev3 uses certain non-GAAP financial measures. In this release, ev3 uses the non-GAAP financial measures, “EBITDA, excluding charges for non-cash stock-based compensation and the research collaboration asset impairment,” “peripheral vascular and neurovascular net sales, excluding atherectomy and research collaboration related revenues,” “peripheral vascular sales, excluding atherectomy revenues” and “adjusted earnings (loss) per share.” ev3 uses non-GAAP financial measures as supplemental measures of performance and believes these measures facilitate operating performance comparisons from period to period and company to company by factoring out potential differences caused by acquisitions, non-recurring, unusual or infrequent charges not related to ev3’s regular, ongoing business, variations in capital structure, tax positions, depreciation, non-cash charges and certain large and unpredictable charges. ev3 also believes that the presentation of certain non-GAAP financial measures provide useful information to investors in evaluating the company’s operations, period over period. Non-GAAP financial measures have limitations as analytical tools, and should not be considered in isolation, or as a substitute for analysis of the company’s results as reported under GAAP. When analyzing ev3’s operating performance, investors should not consider ev3’s EBITDA, excluding charges for non-cash stock-based compensation and the research collaboration asset impairment, ev3’s peripheral vascular and neurovascular net sales, excluding atherectomy and research collaboration related revenues, ev3’s peripheral vascular net sales, excluding atherectomy revenues, or ev3’s adjusted earnings (loss) per share as substitutes for ev3’s net income (loss), ev3’s net sales, ev3’s peripheral vascular net sales or ev3’s net income (loss) per share, respectively, each as prepared in accordance with GAAP. In addition, investors should note that any non-GAAP financial measures used by ev3 may not be the same non-GAAP financial measures, and may not be calculated in the same manner, as that of other companies. Whenever ev3 uses historical non-GAAP financial measures, it provides a reconciliation of the non-GAAP financial measure to the most closely applicable GAAP financial measure. Investors are encouraged to review the related GAAP financial measures and the reconciliation of these non-GAAP financial measures to their most directly comparable GAAP financial measure. A reconciliation of ev3’s EBITDA, excluding charges for non-cash stock-based compensation and the research collaboration asset impairment, to ev3’s net loss prepared in accordance with GAAP can be found immediately following the detail of net sales by geography later in this press release. This information is also made available on the company’s website at www.ev3.net. ev3, however, does not provide forward-looking guidance for certain financial data, such as depreciation, accretion, net income (loss), net income (loss) per common share and as a result, is not able to provide a reconciliation of GAAP to non-GAAP financial measures for forward-looking data.

ev3 Inc.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per share amounts)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Sales
Product sales	$101,509	$65,396	$196,559	$126,895
Research collaboration	6,208	—	12,415	—

Net sales	107,717	65,396	208,974	126,895

Operating expenses
Product cost of goods sold (a)	34,290	22,362	66,260	42,819
Research collaboration	1,899	—	3,547	—
Sales, general and administrative (a)	65,936	40,882	125,764	80,019
Research and development (a)	14,054	11,323	25,780	18,756
Amortization of intangible assets	7,941	3,864	16,184	7,964
Intangible asset impairment	10,459	—	10,459	—
Gain on sale or disposal of assets, net	—	(1,004)	—	(988)

Total operating expenses	134,579	77,427	247,994	148,570

Loss from operations	(26,862)	(12,031)	(39,020)	(21,675)

Other (income) expense:
Realized and unrealized gains on investments, net	(400)	—	(400)	—
Interest (income) expense, net	85	(297)	(356)	(406)
Other (income) expense, net	345	(195)	(2,087)	(512)

Loss before income taxes	(26,892)	(11,539)	(36,177)	(20,757)

Income tax expense	530	332	1,015	608

Net loss	$(27,422)	$(11,871)	$(37,192)	$(21,365)

Earnings per share:
Net loss per common share (basic and diluted)	$(0.26)	$(0.20)	$(0.36)	$(0.37)

Weighted average common shares outstanding	104,247,782	59,543,827	104,176,206	58,529,041

(a) Includes stock-based compensation charges of:
Cost of goods sold	$179	$187	$476	$345
Sales, general and administrative	3,443	2,207	7,036	4,066
Research and development	270	266	1,111	448

	$3,892	$2,660	$8,623	$4,859

ev3 Inc.
CONSOLIDATED BALANCE SHEETS
(Dollars in thousands, except per share amounts)

	June 29,	December 31,
	2008	2007
	(unaudited)
Assets
Current assets
Cash and cash equivalents	$38,749	$81,060
Short-term investments	—	9,744
Accounts receivable, less allowance of $7,826 and $6,783, respectively	73,726	66,170
Inventories	65,356	64,044
Prepaid expenses and other assets	4,096	6,371
Other receivables	1,726	981

Total current assets	183,653	228,370

Restricted cash	1,736	2,204
Property and equipment, net	34,840	37,985
Goodwill	594,238	586,648
Other intangible assets, net	205,616	231,000
Other assets	536	899

Total assets	$1,020,619	$1,087,106

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$18,214	$21,511
Accrued compensation and benefits	30,704	35,301
Accrued liabilities	23,752	49,429
Deferred revenue	4,128	9,347
Current portion of long-term debt	3,571	3,571

Total current liabilities	80,369	119,159

Long-term debt	4,643	6,429
Other long-term liabilities	4,488	3,037

Total liabilities	89,500	128,625

Stockholders’ equity

Common stock, $0.01 par value; 300,000,000 shares authorized; shares issued and outstanding: 105,633,613 shares at June 29, 2008 and 105,078,769 shares at December 31, 2007	1,056	1,051
Additional paid in capital	1,748,911	1,739,064
Accumulated deficit	(818,231)	(781,039)
Accumulated other comprehensive loss	(617)	(595)

Total stockholders’ equity	931,119	958,481

Total liabilities and stockholders’ equity	$1,020,619	$1,087,106

ev3 Inc.
SELECTED NET SALES INFORMATION
(Dollars in thousands, except per share amounts)
(unaudited)
NET SALES BY SEGMENT

	For the Three Months Ended			For the Six Months Ended
	June 29,	July 1,		June 29,	July 1,
	2008	2007	% change	2008	2007	% change
Peripheral Vascular
Atherectomy	$24,932	$—	NA	$47,632	$—	NA
Stents	27,128	22,153	22%	51,160	41,959	22%
Thrombectomy and embolic protection	7,097	8,443	-16%	13,052	14,661	-11%
Procedural support and other	11,633	10,035	16%	23,059	20,502	12%

Total peripheral vascular	70,790	40,631	74%	134,903	77,122	75%

Neurovascular
Embolic products	17,431	12,827	36%	35,295	25,753	37%
Neuro access and delivery products	13,288	11,938	11%	26,361	24,020	10%

Total neurovascular	30,719	24,765	24%	61,656	49,773	24%

Research collaboration	6,208	—	NA	12,415	—	NA

Total company	$107,717	$65,396	65%	$208,974	$126,895	65%

NET SALES BY GEOGRAPHY

	For the Three Months Ended			For the Six Months Ended
	June 29,	July 1,		June 29,	July 1,
	2008	2007	% change	2008	2007	% change
United States	$71,869	$39,576	82%	$138,321	$74,716	85%
International	35,848	25,820	39%	70,653	52,179	35%

Total net sales	$107,717	$65,396	65%	$208,974	$126,895	65%

ev3 Inc.
NON-GAAP FINANCIAL MEASURES
(Dollars in thousands)
(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 29,	July 1,	June 29,	July 1,
	2008	2007	2008	2007
Reconciliation of net loss to EBITDA

Net loss, as reported (GAAP basis)	$(27,422)	$(11,871)	$(37,192)	$(21,365)

Interest (income) expense, net	85	(297)	(356)	(406)
Income tax expense	530	332	1,015	608
Depreciation and amortization	10,868	5,670	22,044	11,574

EBITDA	$(15,939)	$(6,166)	$(14,489)	$(9,589)

Stock-based compensation	3,892	2,660	8,623	4,859
Research collaboration asset impairment	10,459	—	10,459	—

EBITDA, as adjusted	$(1,588)	$(3,506)	$4,593	$(4,730)